SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2015

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities

International Stem Cell Corporation filed its Annual Report on Form 10-K (the “2014 Annual Report”) on March 30, 2015 reporting 252,011,924 shares outstanding as of March 25, 2015.

From March 26, 2015 through April 22, 2015, the Company has issued an additional 13,722,045 shares of common stock in transactions that were not registered under the Securities Act of 1933, with the issuances on April 22, 2015 resulting in an increase in the number of shares of common stock outstanding by more than 5% compared to the number of shares last updated in the 2014 Annual Report. The Company has issued a total of 5,966,500 shares of common stock to holders of its Series H-1 Convertible Preferred Stock upon conversion of a portion of the shares of Series H-1 Convertible Preferred Stock. The shares of common stock issued upon conversion of shares of Series H-1 Convertible Preferred Stock were issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act of 1933. In addition, the Company issued 1,861,331 shares to Dr. Ruslan Semechkin upon the exercise for cash of his Series C Warrants and 5,894,214 shares to Dr. Andrey Semechkin upon the exercise for cash of his Series C Warrants. The Series C Warrants were issued in the financing transaction completed in October 2014. The Company received total consideration of $347,000 upon exercise of those warrants. The shares of common stock issued upon exercise of those warrants were offered and sold in a private placement transaction in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act of 1933. Dr. Andrey Semechkin is the Company’s Chief Executive Officer and Co-Chairman of the Board, and Dr. Ruslan Semechkin is the Company’s Chief Scientific Officer and a Director. Reflecting these issuances, as of April 22, 2015, the Company had 265,733,969 shares of common stock outstanding.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Jay Novak
Jay Novak
Chief Financial Officer

Dated: April 22, 2015